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The Vantagepoint Funds
Semi Annual 6/30/2005
Attachment Filed in Response to Form N-SAR Sub-Item 77P
Annual Expense Ratios
Ratio of
Fund Name	expenses to ANA

All-Equity Growth	0.17%
Long-Term Growth	0.15%
Traditional Growth	0.15%
Conservative Growth	0.16%
Savings Oriented	0.16%
Growth & Income	0.82%
Equity Income	0.90%
International	1.19%
US Government	0.59%
Short Term Bond	0.65%
Aggressive Opportunities	1.23%
Core Bond Class I	0.46%
Growth	0.95%
Overseas Equity Index Class I	1.10%

Mid/Small Company Index Class I	0.53%
Milestone Retirement Income	1.88%
Milestone 2010	0.82%
Milestone 2015	0.70%
Milestone 2020	0.99%
Milestone 2025	1.34%
Milestone 2030	2.73%
Milestone 2035	4.55%
Milestone 2040	7.12%